Exhibit 99.1

AITX’s Newest Tech Solution, SARA, Finds First Client 13 Days After Launch

RAD’s SARA AI Operator to Take Command of Construction Site Security Operations

Detroit, Michigan, January 17, 2025 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, along with its subsidiary Robotic Assistance Devices, Inc. (RAD-I), today announced the first order of its revolutionary SARA™ (Speaking Autonomous Responsive Agent) security solution, just 13 days after its official launch. The order comes from a leading construction site operator, ready to leverage SARA to elevate their security operation center (SOC) and safeguard critical assets and personnel.

SARA signals a pivotal moment in the evolution of security operations. By automating traditionally labor-intensive processes, it empowers Global Security Operations Centers (GSOCs) and security firms to reimagine their capabilities, delivering improved efficiency, responsiveness, and cost management. This revolutionary approach aligns with the demands of an industry poised for significant growth, enabling organizations to enhance their services while maintaining a competitive edge.

This rapid adoption highlights the demand for RAD’s innovative solutions and SARA’s ability to address security challenges in high-risk environments. Acting as an AI-driven communications hub, SARA seamlessly integrates with RAD’s advanced ecosystem, providing intelligent, autonomous responses that redefine how construction sites approach security operations.

“The speed at which SARA has found its first deployment speaks volumes about the need for smarter, more cost-effective security solutions in industries like construction,” said Steve Reinharz, CEO and CTO of AITX and RAD. “We’re thrilled to see SARA already making an impact, protecting vital assets and delivering meaningful value to our clients.”

SARA is designed to enhance SOC efficiency, offering features like real-time communication, AI-powered threat detection, and rapid response capabilities. By optimizing security workflows and reducing reliance on traditional, labor-intensive measures, SARA empowers security operators to make faster, more informed decisions, all while reducing costs.

The construction site operator, facing challenges such as equipment theft and unauthorized access, recognized SARA as the ideal solution for their needs. Its deployment will ensure round-the-clock monitoring and proactive protection of the site’s high-value assets.

This milestone underscores RAD’s mission to revolutionize the security industry by delivering innovative, cost-effective AI and robotics solutions. The deployment of SARA further solidifies RAD’s position as a leader in autonomous security technology.

RAD invites security professionals and stakeholders to explore SARA’s transformative capabilities. Live demonstrations and detailed pricing information are available at radsecurity.com/sara. Experience firsthand how SARA is reshaping the future of security operations.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), continues to redefine security and facility management through its proprietary AIR (Autonomous Intelligent Response) technology, redefining the nearly $50 billion (US) security and guarding services industry1. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/